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                                                                  EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated February 4, 1997, accompanying the financial statements of BindView Development Corporation included in the Annual Report on Form 10-K of BindView Development Corporation for the year ended December 31, 1998, which is incorporated by reference in this Registration Statement on Form S-8 relating to Netect Ltd. Employee Share Option Plan (as amended and assumed by BindView Development Corporation) and the Netect Ltd. 1998 International Employee Stock Plan (as amended and assumed by BindView Development Corporation). We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Grant Thornton LLP


Houston, Texas
March 30, 1999.